Exhibit 99.1

NOTICE OF REDEMPTION TO
THE HOLDERS OF THE
5.375% Notes due 2024
of Capital Southwest Corporation
(CUSIP No. 140501 AA5)*
Redemption Date: September 24, 2021

NOTICE IS HEREBY GIVEN, pursuant to Section 11.04 of the Indenture dated as of October 23, 2017 (the “Base Indenture”), between Capital Southwest Corporation, a Texas corporation (the “Company”), and U.S. Bank National Association (the “Trustee), and Section 1.01(h) of the Second Supplemental Indenture dated as of September 27, 2019 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its option to redeem, in whole, the 5.375% Notes due 2024 (the “Notes”). The Company will redeem $125,000,000 in aggregate principal amount of the issued and outstanding Notes on September 24, 2021 (the “Redemption Date”). The redemption price for the Notes equals 100% of the $125,000,000 aggregate principal amount of the Notes being redeemed, plus (i) the accrued and unpaid interest thereon, through, but excluding, the Redemption Date, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the Redemption Date) on the Notes to be redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate (as defined below) plus 50 basis points (the “make-whole premium” together with the accrued and unpaid interest payable, the “Redemption Price”). The Company has determined that the aggregate accrued interest on the Notes being redeemed that is payable on the Redemption Date will be approximately $3,228,732.64. For purposes of calculating the make-whole premium that is payable on the Redemption Date, the following terms have the meanings set forth below:

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financing practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes being redeemed.

“Comparable Treasury Price” means (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer” means each of any four primary U.S. government securities dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date. All determinations made by any Reference Treasury Dealer, including the Quotation Agent, with respect to determining the Redemption Price will be final and binding absent manifest error.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue (computed as of the third business day immediately preceding the redemption), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Redemption Price and the Treasury Rate will be determined the Company.

On the Redemption Date, the Redemption Payment will become due and payable to the holders of the Notes (the “Holders”). Interest on the $125,000,000 in aggregate principal amount of the issued and outstanding Notes being redeemed will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Payment with respect to such Notes, the only remaining right of the Holders with respect to the Notes will be to receive payment of the Redemption Payment upon presentation and surrender of such Notes to the Trustee in its capacity as Paying Agent. Notes held in book-entry form will be redeemed and the Redemption Payment with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.
Payment of the Redemption Payment to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail, Hand or Overnight Mail: U.S. Bank Corporate Trust Services 111 Fillmore Avenue E. St. Paul, MN 55107

*The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the Notes or as indicated in this Notice of Redemption.

NOTICE
Under U.S. federal income tax law, the Trustee or other withholding agent may be required to backup withhold on any gross payment to a Holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, a Holder will need to complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption and otherwise comply with the applicable requirements of the backup withholding rules. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

Capital Southwest Corporation

Dated: August 24, 2021	By: U.S. Bank National Association, as Trustee and Paying Agent